SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2001.

Nord Pacific Limited

New Brunswick, Canada

(State or other jurisdiction of incorporation)

(Commission File Number)	000-19182	(IRS Employer Identification No.)	Not Applicable

40 Wellington Row, Suite 2100, Scotia Plaza Saint John, New Brunswick, Canada (Address of Principal Executive Offices)	E2L 4S3 (Zip Code)

Registrant's telephone number, including area code: (506) 633-3800

Item 5. Other Events & Item 6. Resignation of Registrant's Directors

Nord Pacific Ltd (the “Company”) previously announced that it was working with Cominco LTD (now TeckCominco) to investigate the feasibility of constructing and operating a hydrometallurgical treatment plant based on Cominco’s proprietary metal production technology, referred to as the “CESL process”.  If the project was considered to be feasible, it was anticipated that the process would be applied to the processing of copper sulfide concentrates from the Company’s Tritton copper project located in rural New South Wales, Australia near its Girilambone copper complex.

Samples were taken from the Tritton deposit and processed through the CESL pilot plant in Vancouver, BC.  The testwork was successful and showed that the technology can be applied to the Tritton concentrates.

However, primarily due to current economic conditions, TeckCominco has decided not to proceed with the project at this time.  Nevertheless, should economic conditions improve in the future, the Company believes this opportunity could still be attractive to TeckCominco.

The Company had also negotiated a tentative agreement with Straits Resources Ltd. (“Straits”) to acquire Straits interests in the Girilambone mine and facilities and to pay the remaining amounts due on the Tritton property purchase.  This arrangement was dependent upon TeckCominco’s participation and therefore the Company will now seek to renegotiate the draft agreement with Straits.

The Company has taken action to significantly reduce its cash costs and additional actions are underway.  As part of this action, Mr. Leland O. Erdahl, the Company’s Chairman, President and CEO since January 2001 has agreed to step down from his duties as an officer and director.  Mr. Erdahl has agreed to continue to serve the Company in an unpaid position to assist in this transition.  Mr. John B. Roberts, a current director, will assume the position of Chairman, and Mr. Mark R. Welch, the Company’s Vice President of Development, will assume the positions of President and Chief Executive Officer.

Mr. Roberts, 66, has been a director of the Company since 1994.  He has over 46 years of mining related experience and is currently Chairman of Ballarat Goldfields N.L., an Australian public company.  Mr. Roberts was previously a director of Australian Resources Limited, and prior to that was Managing Director of Homestake Gold of Australia Limited, where he served in various capacities in Australia and the United States.  He holds a Bachelor of Science degree in Geology from the University of Adelaide, South Australia, is a Fellow of the Australiasian Institute of Mining and Metallurgy, and a Member of the Mining and Metallurgical Society of America.

Mr. Welch, 62, has been with the Company since 1990 and was the Project Manager in charge of the development of the Girilambone Copper Project.  He lived in Australia from 1992 until mid-1999, and was Nord’s senior representative overseeing activities in Australia and Papua New Guinea.  He has a Bachelor of Science degree in Mining Engineering from Washington State University, and has over 38 years experience in mining, processing, project development engineering, construction and general management.  He is a member of the Society for Mining, Metallurgy and Exploration (SME), the Canadian Institute of Mining, Metallurgy and Petroleum (CIM), and a Fellow of the Australiasian Institute of Mining and Metallurgy (AusIMM).  He is a Certified Professional in Mining Management in Australia, and is a Lieutenant Colonel (retired) in the U.S. Army Corps of Engineers.

The Company plans to produce copper metal from Girilambone as long as economically possible and await a return to economic conditions that will permit the development of the Tritton copper project.  In addition, the Company is monitoring the price of gold in the expectation that, should it go up sufficiently, it may be possible to develop its fully permitted Simberi gold project located in Papua New Guinea.  Finally, when metal prices improve, the Company’s Mapimi gold-silver-zinc-lead property located in Durango, Mexico could become an attractive exploration project, as it is located adjacent to a very high-grade mining district, which, in the past, produced significant tonnages of base and precious metals for many years.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORD PACIFIC LIMITED

Dated: September 18, 2001

By:    /s/ Mark R. Welch

Mark R. Welch

President  & Chief Executive Officer